EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Houston Wire & Cable Company 2000 Stock Plan and the Houston Wire & Cable Company 2006 Stock Plan of our reports dated March 23, 2006 (except for Note 9, as to which the date is May 16, 2006) with respect to the consolidated financial statements and schedule of Houston Wire & Cable Company included in Amendment No. 3 to its Registration Statement on Form S-1 (Registration No. 333-132703) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 10, 2006